Exhibit 99

MEREDITH CORPORATION
FISCAL 2011 FOURTH QUARTER
INVESTOR CONFERENCE CALL

Mike Lovell
Good morning and thanks everyone for joining us. We'll begin the call this morning with comments from Chairman and Chief Executive Officer Steve Lacy and Chief Financial Officer Joe Ceryanec. Then we'll turn the call over to questions. Also on the line this morning are Paul Karpowicz, President of our Local Media Group; and Tom Harty, President of our National Media Group.
An archive of today's discussion will be available later this afternoon on our investor website, and a transcript will follow. Let me remind you that our remarks today include forward-looking statements and that actual results may differ from forecasts. Some of the reasons why are described at the end of our news release issued earlier today, and in some of our SEC filings. With that, Steve will begin the presentation.
Steve Lacy
Good morning. I'm pleased to report that we delivered growth in revenue, profit and cash-flow during fiscal 2011. Details include:

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We grew total company revenues and several of our business activities delivered record revenue performance, including political and digital advertising, as well as Meredith Integrated Marketing and Brand Licensing. Local non-political advertising revenues grew 4 percent, a second-straight year of growth.

•	We decreased total company operating expenses 2 percent. It's the third-straight year that we've delivered expense reductions from operations.

•	We increased total company operating profit by 22 percent, and expanded our operating profit margin to 16 percent from 13 percent.

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We grew free cash flow by 11 percent. We returned nearly 40 percent of this cash to our shareholders through dividends and our share repurchase program, significantly more than last year. We increased our dividend 11 percent and restarted our share repurchase program.

In addition to these financial highlights, we increased our already strong connection with American consumers in fiscal 2011. This overarching initiative spans all of our media and marketing platforms, and lies at the heart of Meredith's unique consumer proposition.
Meredith continues to reach 75 million American women at important life-stages, providing them with valuable information on caring for their families, their homes and their own health and well-being. As we continue to aggregate these large consumer audiences, we're confident that advertisers and marketers will continue to use Meredith's properties to reach the consumer.
To position Meredith for the future while accelerating revenue, profit and cash flow growth, we continue to execute against a series of well-defined strategic initiatives. They include:

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First, increasing our already strong consumer connection - We completed creative enhancements to several of our major magazines, and have more planned for fiscal 2012. We grew magazine readership and television viewership while generating double-digit increases in traffic across our 60 websites. Additionally, the Better syndicated daily lifestyle television show will broaden its reach to more than 80 percent of American households this fall by adding New York City, the nation's top market.

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We also are strengthening our core magazine and television businesses -Advertising rates grew in both our businesses from the prior year. Operating profit margins improved in both the National and Local media groups. We've completed a number of re-engineering initiatives to improve efficiency and reduce costs as we look to the future.

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We continue to aggressively expand our digital activities - We relaunched key websites, including BHG.com and Recipe.com. We have more digital enhancements planned for fiscal 2012, including rapid expansion of our mobile apps and additional tablet editions.

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We're also extending our key brands to new products and services - Our Better Homes and Gardens brand licensing program continues to grow at Walmart stores and is now six times larger than when the program was launched less than three years ago. In fiscal 2012, we will be promoting such recent product extensions as paint, bath décor, ceiling fans and lighting, while also continuing to emphasize our core bed, bath and décor products.

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We continue to significantly grow Meredith Integrated Marketing, delivering record revenues in fiscal 2011. We secured key contract renewals with clients such as Kraft and Chrysler, and significantly expanded programs with major clients Lowe's and Ford. Cross-selling new services to existing clients and winning new business are the pillars of MIM's growth strategy. Our strategic goal is to grow it into our third major business activity by fiscal 2014.

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We also completed several acquisitions and investments to increase our scale and capabilities - We assumed day-to-day operations of Turner Broadcasting System's Peachtree TV in the fast-growing Atlanta market. We purchased the EatingWell Media Group, completed our acquisition of the digital Real Girls Media Network, and acquired mobile marketing leader The Hyperfactory.

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Importantly, we significantly grew the amount of cash returned to our shareholders - Our business is built on a model that delivers very strong, stable and growing cash flow. We've generated about $2 billion in cash flow over the last decade and returned about half of it to shareholders over that timeframe.

Clearly, fiscal 2011 was a year of significant achievements for Meredith. However there were challenges as well. While National Media Group advertising revenues grew in the first half of the fiscal year, we experienced about a 10 percent decline in the second half, compared to the prior year.
This was due primarily to a pullback in advertising spending from food & beverage-related companies due to sharply higher commodity prices, as well as by home-related companies due to continued weakness in that marketplace. We significantly over-index the magazine industry in these categories, and together they accounted for nearly three-fourths of our net second-half magazine advertising declines.
On an overall basis, the magazine industry posted a healthy 4 percent growth in ad revenue on a 1 percent increase in ad pages during the second half of our fiscal 2011, according to the latest data from the Publishers Information Bureau.
We continue executing a series of revenue-generating and cost-saving initiatives to improve our performance across our Company, and I'll share some of those with you in a moment, along with a more detailed financial review.
Now let's review operating performance beginning with our Local Media Group.

OPERATING DETAIL
LOCAL MEDIA GROUP
Fiscal 2011 operating profit grew more than 65 percent due to 4 percent growth in non-political advertising revenues and a record $35 million in political advertising revenues. We grew total revenues by 14 percent to $322 million and EBITDA margin improved to 35 percent. Both were our best performance since fiscal 2007.

From an advertising standpoint, we again outperformed the industry in fiscal 2011. Our performance was broad-based as revenues rose in eight of our 10 largest advertising categories, with automotive, retail and media leading the way.
Another factor driving our success is the strong connection we have built with the local consumer. This is demonstrated by our very strong ratings performance in fiscal 2011. Of particular note:

•	Our stations in Hartford and Flint/Saginaw continue to lead their markets. In Hartford, our local Better Connecticut daily show grew considerably at its 3 p.m. timeslot.

•	In morning news, our stations in Hartford, Las Vegas and Flint/Saginaw were all No. 1 in their markets. News viewership at Meredith's CBS affiliates in Atlanta and Kansas City also grew.

•	In late night news, our stations in Portland, Hartford, Nashville, Kansas City, Las Vegas, and Flint/Saginaw were either No. 1 or 2 in their markets.
Our CBS affiliate in Atlanta began operating Turner Broadcasting's Peachtree TV in April 2011. This arrangement provides us with access to a larger share of advertising revenue in the fast-growing Atlanta market.
We also grew non-advertising revenues in fiscal 2011 as retransmission fees rose 10 percent.
Looking into fiscal 2012, we will accelerate a series of strategic initiatives to help offset the absence of the record $35 million in political advertising revenues we delivered in fiscal 2011. These initiatives include contributions from our Peachtree TV relationship, as well as increased emphasis on our largest markets where we have the greatest growth opportunity; redesigns of our websites and the launch of additional mobile apps to increase our share of local digital revenues; and continued expansion of our Better show.

NATIONAL MEDIA GROUP
Turning now to our National Media Group, operating profit grew 6 percent from the prior year to $180 million, the group's best performance since pre-recession fiscal 2008. Operating profit margins were 16.7 percent, up from 15.5 percent in the prior year. We increased our net revenue per advertising page more than 5 percent; grew revenues in activities such as brand licensing and integrated marketing; and maintained a strong discipline on expenses, which were down 3 percent for the year. These factors helped offset a 4 percent decline in advertising revenues.
Our National Media Group brands strengthened their connection to the individual consumer in fiscal 2011. For example:

•	Magazine readership grew to 111 million, according to the most recent data from Mediamark Research and Intelligence.

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We also grew the number of unique visitors to our National Media Group websites by 13 percent to 22 million. BHG.com unveiled a new site design to improve the consumer experience and optimize revenue-generating opportunities. Our acquisition of the Real Girls Media Network adds more than 4 million monthly unique visitors to the Meredith Women's Network.

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Sales of our branded retail products continued to grow, thanks largely to the ongoing success of the Better Homes and Gardens line of products at Walmart stores across the country and in Canada. The number of SKUs increased 50 percent to approximately 3,000.

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We introduced tablet editions of many of our brands on the iPad, Zinio and Barnes & Noble Nook platforms, as well as through the magazine industry consortium Next Issue Media. We are excited about tablets because we can offer a deeper and richer experience for users, and there's the potential for significant production savings over time. However, it's very early for this new platform, and the business model is still evolving.

Fiscal 2011 circulation revenues declined 7 percent due primarily to previously announced magazine rate base changes, and the repositioning of our Special Interest Media business in late fiscal 2010. In fiscal 2011, we published 117 Special Interest Media issues, 30 percent less than the 163 issues we published in fiscal 2010.
Fiscal 2011 fourth quarter operating profit increased 5 percent to $49 million. Revenues were $275 million, compared to $287 million in the prior year.
To improve National Media Group performance, we are:

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Aggressively delivering the recently announced Meredith Engagement Dividend to the advertising marketplace. This new product offering uses The Nielsen Company's highly regarded Homescan data and our own 85-million-name consumer database to prove increased product sales at retail as a result of print advertising in Meredith brands. This is truly groundbreaking for the magazine industry. In an era of increased expectations for accountability, we can now prove that Meredith magazines deliver increased sales and improved ROI across the board.

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We are also expanding our scale and capabilities in the food category, which has historically been a strong growth area for Meredith and the industry as a whole. We believe it will remain so over time. In fiscal 2011, we acquired EatingWell Media Group and relaunched Recipe.com, which combines trusted recipes with in-store savings and manufacturer's coupons.

•	We're building scale in the fastest-growing ad categories such as retail, beauty and health. These are categories where Meredith has historically under-indexed the industry.

•	We're increasing our emphasis on digital and multi-platform advertising programs.

•	And we're accelerating our digital consumer marketing initiatives to move more subscription acquisition, renewal and customer service activities online.

•	Finally, we're continuing to grow revenues from Meredith Integrated Marketing and Brand Licensing, neither of which is dependent on traditional advertising.
Before I turn this conversation over to Chief Financial Officer Joe Ceryanec, I want to reiterate the progress made in fiscal 2011, as well as the strong long-term cash flow generation prospects for Meredith. Now Joe will provide more financial detail and our guidance for the first quarter and full year fiscal 2012.

OTHER FINANCIAL INFORMATION
Thanks Steve. Good morning.
As we sat here a year ago, we provided guidance for fiscal year 2011 earnings per share of between $2.40 and $2.75. As we announced this morning, we finished the year at $2.78. While we hit some headwinds in National Media advertising as we moved into calendar 2011, the growth in many of our business units and continued execution on the cost side allowed us to beat our top end.
As Steve mentioned, total company operating expenses were down 2 percent even though corporate expenses were higher by about $4 million in fiscal 2011, reflecting our spending on Next Issue Media and related tablet development.
We continued to generate strong free cash flow, increasing it 11 percent in fiscal 2011, and during the year we grew the amount of cash returned to shareholders by nearly 50 percent. We raised our dividend 11 percent, the 18th‑straight year we increased it. We also reinitiated our share repurchase program and invested $25 million repurchasing our shares during the year. We currently have approximately 550,000 under current authorizations.

We ended the year with debt under $200 million and while arguably under-levered by historical standards we believe this provides us with a lot of flexibility in the future. We are in a strong position to increase the amount of cash returned to shareholders AND capitalize on opportunities to expand our business portfolio as they become available.

OUTLOOK
Turning to our views of early fiscal 2012, we believe that high commodity prices, a continued weak home market, and persistent high unemployment will likely mean continued - albeit moderating - advertising weakness in our National Media Group for the first half of fiscal 2012. In our Local Media Group, first quarter pacings to date have been affected by the NFL dispute, which we're glad ended this week, and also by Japan's natural disasters' impact to the automotive industry. Our Local Media Group is also facing the every-other-year decline in political advertising revenues.

As a result, we expect continued improvement in National Media Group advertising revenues, with moderating declines in the first half of the fiscal year turning to modest growth in the second half. With two of three issues closed, fiscal 2012 first quarter magazine advertising revenues are expected to be down in the mid single digits, compared to the prior-year period.

In Local Media, we will be cycling against $34 million of net political advertising revenues recorded in the first half of fiscal 2011. With nine weeks left in the first quarter of fiscal 2012, non-political television advertising pacings are down in the low single digits, compared to the prior-year period.

We currently expect fiscal 2012 first quarter earnings per share to range from $0.45 to $0.50, and full-year fiscal 2012 earnings per share to range from $2.40 to $2.80.

And now we'd be happy to answer your questions.